Exhibit 99.1

                  Station Stockholders Approve Merger


    LAS VEGAS--(BUSINESS WIRE)--Aug. 14, 2007--Station Casinos, Inc. (NYSE: STN; "Station" or the "Company") today announced that, at a special meeting held yesterday, its stockholders approved the merger and merger agreement entered into among Station, Fertitta Colony Partners LLC, a Nevada limited liability company ("Parent"), and FCP Acquisition Sub, a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub"). Following the consummation of the merger, the issued and outstanding shares of non-voting common stock of Station will be owned by affiliates of Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, Lorenzo J. Fertitta, Vice Chairman and President of Station, Blake L. Sartini and Delise F. Sartini (collectively, the "Rollover Stockholders") and affiliates of Colony Capital LLC. Based upon the preliminary tally of shares voted, approximately 79% of total shares of Station common stock outstanding and approximately 72% of the outstanding shares of Station common stock (other than shares of Station common stock held by Parent, Merger Sub, the Rollover Stockholders or any of their respective affiliates) voted in favor of the transaction. Subject to satisfaction of all regulatory approvals and other customary closing conditions, Station expects the transaction to be completed as early as late September or in the fourth quarter of 2007.

    Under the terms of the merger agreement, holders of Station common stock (other than shares of Station common stock owned by Parent, Merger Sub, FCP Holding, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("FCP HoldCo"), Fertitta Partners LLC or any wholly-owned subsidiary of Station or shares of Station common stock held in treasury) will receive $90.00 in cash for each outstanding share of Station common stock.

    About Colony Capital

    Founded in 1991 by Chairman and Chief Executive Officer Thomas J. Barrack, Jr., Colony is a private, international investment firm focusing primarily on real estate-related assets, securities and operating companies. The firm has invested approximately $20 billion in over 8,400 assets through various corporate, portfolio and complex property transactions. One of the few private investment firms licensed in gaming, Colony owns Resorts International Atlantic City, the Las Vegas Hilton, Resorts East Chicago, Resorts Tunica, Atlantic City Hilton and Bally's. Colony is also a partner in Accor Casinos in Europe. Colony has a staff of more than 160 and is headquartered in Los Angeles, with offices in New York, Boston, Hawaii, London, Madrid, Paris, Rome, Beirut, Hong Kong, Seoul, Shanghai, Taipei, and Tokyo. For more information visit www.colonyinc.com.

    Company Information and Forward Looking Statements

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino, Gold Rush Casino and Lake Mead Casino in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Barley's Casino & Brewing Company and The Greens in Henderson, Nevada and a 6.7% interest in a joint venture that owns the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

    This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Parent; the outcome of any legal proceedings that have been, or will be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to satisfy other conditions to complete the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Report on Form 10-Q for the period ended June 30, 2007 and its Registration Statement on Form S-3ASR File No. 333-134936. All forward-looking statements are based on the Company's current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com. None of the information contained on the Company's website shall be deemed incorporated by reference or otherwise included herein.


    CONTACT: Station Casinos, Inc., Las Vegas
             Thomas M. Friel, 800-544-2411 or 702-495-4210
             Executive Vice President, Chief Accounting Officer and
             Treasurer
             or
             Lori B. Nelson, 800-544-2411 or 702-495-4248
             Director of Corporate Communications